Exhibit 99.1

Explanation of Responses:

(1)	Common Stock held directly by Brookfield Retail Mall LLC, a Delaware limited liability company (“Retail Mall”). On October 27, 2017, the Reporting Person distributed the equity interests of Retail Mall to its parent, Brookfield BPY Retail Holdings II LLC (“BPY Holdings II”).

(2)	Common Stock held directly by Brookfield Retail Holdings VII LLC, a Delaware limited liability company (“BRH VII”). On October 27, 2017, the Reporting Person distributed the equity interests of BRH VII to its parent, BPY Holdings II.

(3)	Common Stock held directly by BPY Retail I LLC, a Delaware limited liability company (“BPY I”). On October 27, 2017, the Reporting Person distributed the equity interests of BPY I to its parent, BPY Holdings II.

(4)	The Reporting Person, as a parent of each of Retail Mall, BRH VII and BPY I, may have been deemed to have had an indirect pecuniary interest in shares of Common Stock that are directly beneficially owned by each of Retail Mall, BRH VII and BPY I. In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock held by each of Retail Mall, BRH VII and BPY I is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by each of Retail Mall, BRH VII and BPY I, except to the extent of any indirect pecuniary interest therein.

(5)	Common Stock held directly by Brookfield Retail Holdings II Sub III LLC, a Delaware limited liability company (“BRH II Sub”). The Reporting Person, as a parent of BRH II Sub, may be deemed to have an indirect pecuniary interest in shares of Common Stock that are directly beneficially owned by BRH II Sub. In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock held by BRH II Sub is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by BRH II Sub, except to the extent of any indirect pecuniary interest therein.